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                                                                    EXHIBIT 12.1

                         DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

         RATIO OF EARNINGS TO FIXED CHARGES:

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                                                                                     YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------
                                                                 2004           2003          2002          2001          2000
                                                                --------      --------      --------      --------      --------
COMPUTATION OF EARNINGS:

Pretax (loss) income from continuing operations..............   $ (3,533)     $(54,237)     $ 96,174      $260,485      $110,867
Less:  Interest capitalized during the period and
       actual preferred dividend requirements of majority-
       owned subsidiaries and 50%-owned persons included
       in fixed charges but not deducted from pretax income
       from above............................................         --        (2,201)       (2,878)       (2,645)      (13,844)
Add:   Previously capitalized interest amortized during
       the period............................................      1,249         1,166         1,304         1,185           334
                                                                --------      --------      --------      --------      --------
Total (losses) earnings, before fixed charge addition........     (2,284)      (55,272)       94,600       259,025        97,357
                                                                --------      --------      --------      --------      --------

COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized.....................     30,330        26,737        26,933        29,191        24,500
                                                                --------      --------      --------      --------      --------
Total fixed charges..........................................     30,330        26,737        26,933        29,191        24,500
                                                                --------      --------      --------      --------      --------

TOTAL (LOSSES) EARNINGS AND FIXED CHARGES....................   $ 28,046      $(28,535)     $121,533      $288,216      $121,857
                                                                ========      ========      ========      ========      ========

RATIO OF (LOSSES) EARNINGS TO FIXED CHARGES (1)..............        N/A           N/A          4.51          9.87          4.97
                                                                ========      ========      ========      ========      ========
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(1) The deficiency in the Company's earnings available for fixed charges for the years ended December 31, 2004 and 2003 was approximately $2.3 million and $55.3 million, respectively.